                                                                       Exhibit 5


                     [LETTERHEAD OF HOGAN & HARTSON L.L.P.]

                                  June 22, 1999


Board of Directors
W Holding Company, Inc.
19 West McKinley Street
Mayaguez, Puerto Rico 00680

Ladies and Gentlemen:

         We are acting as special counsel to W Holding Company, Inc., a Puerto Rico corporation (the "Company"), in connection with its registration statement on Form S-4 (SEC File No. 333-76975) (the "Registration Statement"), as filed with the Securities and Exchange Commission (the "Commission"), relating to the Company's proposed public offering of up to 42,000,000 shares of its common stock, 1,219,000 shares of its 7.125% Non-Cumulative, Convertible Preferred Stock, 1998 Series A, and 2,001,000 shares of its 7.25% Noncumulative Monthly Income Preferred Stock, 1999 Series B (collectively, the "Shares"), in exchange for the 42,000,000 issued and outstanding shares of common stock, 1,219,000 issued and outstanding shares of 7.125% Non-Cumulative, Convertible Preferred Stock, 1998 Series A, and 2,001,000 issued and outstanding shares of 7.25% Noncumulative Monthly Income Preferred Stock, 1999 Series B, of Westernbank Puerto Rico ("Westernbank") (the "Westernbank Shares"). The Company's offer will be made pursuant to the terms of the proxy statement/prospectus (the "Prospectus") making up part of the Registration Statement, in accordance with the Amended and Restated Plan of Merger and Reorganization (the "Plan") dated as of June 15, 1999 by and among the Company, Westernbank and Western Interim Bank. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

         For purposes of this opinion letter, we have examined copies of the following documents:

         1.       Executed copy of the Registration Statement, as amended.

         2.       The Prospectus.

Board of Directors
W Holding Company, Inc.
June 22, 1999
Page 2


         3. The Certificate of Incorporation of the Company, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

         4. The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

         5. Certain resolutions of the Board of Directors of the Company (the "Board") authorizing, among other things, the execution and delivery of the Plan and the offer, issuance and sale of the Shares and arrangements in connection therewith, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

         6.       Executed copy of the Plan.

         In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

         This opinion letter is based as to matters of law solely on applicable provisions of the corporate law of Puerto Rico. We express no opinion as to any other laws, statutes, ordinances, rules or regulations.

         Based upon, subject to and limited by the foregoing, we are of the opinion that, assuming (i) stockholders of Westernbank approve the Plan by the required votes as described in the Prospectus, (ii) the filing of a Certificate of Corporate Resolution designating the terms and preferences of the Company's Series B preferred stock prior to the closing of the reorganization, and (iii) delivery of the Shares by the Company upon receipt of the Westernbank Shares as specified in the Plan, the Shares will be validly issued, fully paid and nonassessable.

         This opinion has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

Board of Directors
W Holding Company, Inc.
June 22, 1999
Page 3


         We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                               Very truly yours,

                                               /s/ HOGAN & HARTSON L.L.P.

                                               HOGAN & HARTSON L.L.P.